FORM 27
                                 SECURITIES ACT
                   MATERIAL CHANGE REPORT UNDER SECTION 118(1)
                              OF THE SECURITIES ACT

ITEM 1. REPORTING ISSUER

         Brocker Technology Group Ltd.
         2150 Scotia Place
         10060 Jasper Avenue
         Edmonton, Alberta
         T5J 3R8

ITEM 2. DATE OF MATERIAL CHANGE

        September 17, 2000

ITEM 3. NEWS RELEASE

        A press release was disseminated on September 25, 2000 through the services of Canada News Wire.

ITEM 4. SUMMARY OF MATERIAL CHANGE

        Brocker Technology Group Ltd. has entered into a Heads of Agreement to acquire KyxPyx Technology Limited. Under the terms of the Heads of Agreement the shareholders of the KyxPyx are to be issued preferred shares of Brocker, with a nominal value, which will include a warrant to purchase up to 1,000,000 shares of Brocker at a price of $6.40 per share. In addition, the vendors are to be paid a 7% royalty on certain revenues earned by KyxPyx, which royalties are to be used to purchase up to 2,000,000 common shares over a 4 year period.

ITEM 5. COMPLETE DESCRIPTION OF MATERIAL CHANGE

        Brocker Technology Group Ltd. has signed a Heads of Agreement dated September 17, 2000, to purchase the outstanding shares of KyxPyx Technology Limited. KyxPyx is a Vancouver, British Columbia based company which has developed a real time bandwidth adaptive multi-channelled media streaming system based on the company's proprietary software. KyxPyx has also developed computer chip technology for the delivery of these video streaming features.

        In consideration for these shares of KyxPyx the Heads of Agreement provides for Brocker to issue 1,000,000 preferred shares, which will have a nominal value, each of which is to include a warrant to purchase common shares of the Corporation at a price of $6.40 per share, exercisable for a period of 3 years. In addition, Brocker is to pay 7% royalty on all revenue generated from the computer chip technology. Initially, the proceeds of this royalty are to be used to exercise options to be granted by Brocker. The Heads of Agreement provides for Brocker to grant options to purchase 500,000 common shares in each year for the next 4 years; the exercise price of the options will be dependent upon the market price at the date of grant. After the full exercise or expiry of these options, the 7% royalty will be paid in cash. In addition, Brocker has agreed to share with the vendors the proceeds from the sale of Video Streaming Intellectual Property if such sale is made within 12 months. If such a sale is completed within 6 months, the proceeds will be split 50% to KyxPyx and 50% to Brocker is sales are completed in the next 6 months the proceeds will be split 30% to KyxPyx and 70%


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        to Brocker.  Brocker will have the right to pay such proceeds by issuing common shares based upon the 30 day average trading price prior to the announcement of any such sale.

        Two key employees of KyxPyx, Kiko Sato and Kelly Lee Myers, are to sign 3 year employment contracts, and are to be paid $50,000 and $10,000 signing bonuses, respectively.

        The proposed purchase of the shares of KyxPyx are subject to a number of conditions including completion of a formal agreement, completion of due diligence by Brocker, Toronto Stock Exchange and other regulatory approvals. There is no assurance that these conditions will satisfy and that this transaction will be completed on the terms set out in the Heads of Agreement or on any other terms.

ITEM 6. RELIANCE ON SECTION 118(2) OF THE SECURITIES ACT

        Not applicable

ITEM 7. OMITTED INFORMATION

        Not applicable.

ITEM 8. SENIOR OFFICER

        Casey O'Byrne, Director of the Corporation is knowledgeable about this material change and may be contacted respecting this Material Change at
        (780) 429-1010, for further information.

ITEM 9. STATEMENT OF SENIOR OFFICER

        The foregoing accurately discloses the material change referred to herein.

DATED at the City of Edmonton, in the Province of Alberta, this 27 day of September, 2000.


                                                      /s/ Casey O'Byrne
                                                      --------------------------
                                                      CASEY O'BYRNE
                                                      Chairman